CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer Transition 2030 Fund:

We consent to the use in this Registration Statement of Oppenheimer Transition 2030 Fund, of our report dated April 16, 2010, relating to the financial statements and financial highlights of Oppenheimer Transition 2030 Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                         /s/ KPMG LLP
                         KPMG LLP

Denver, Colorado
June 24, 2010